ULURU NEWS

Contact: Company
Renaat E. Van den Hooff
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

 ULURU DISCUSSIONS

TO ACQUIRE YORK PHARMA, PLC ARE CURRENTLY TERMINATED

Addison, Texas, June 24, 2009; ULURU Inc. (NYSE AMEX: ULU) today announced that at this time discussions to acquire York Pharma, plc, a public limited company incorporated under the laws of England and Wales (“York”) have been terminated. Previously it had been announced that ULURU  intended to proceed with an offer to acquire all of the issued share capital of York, as described in the non-binding offer letter that ULURU and York signed on April 6, 2009.  ULURU has notified York that all amounts owing to ULURU under the secured revolving credit facility established pursuant to that certain Note Purchase Agreement dated March 31, 2009 by and between ULURU and York, which amounts total US$1,000,000, plus all accrued but unpaid interest, are due and payable in accordance with the terms of such facility. This revolving credit facility is secured by substantially all of the assets of York and its subsidiaries.

Despite this termination of discussions with York, ULURU remains committed to pursuing strategic opportunities and partnerships in the near future.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers with improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex™ Aggregate technology and transmucosal delivery system. For more information about Altrazeal™, please visit www.Altrazeal™.com. For more information about ULURU Inc., please visit www.uluruinc.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including statements relating to the possible acquisition of York by the Company and statements relating to potential strategic benefits of any such acquisition. These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and other reports filed by us with the Securities and Exchange Commission.